Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com
ATHERSYS REPORTS SECOND QUARTER 2011 RESULTS
Management to Host Conference Call at 4:30 pm Eastern Today
Cleveland, OHIO, (August 10, 2011) — Athersys, Inc. (NASDAQ: ATHX), a leader in the emerging field of regenerative medicine, today announced its financial results for the second quarter of 2011. The Company is successfully developing a portfolio of clinical stage programs involving MultiStem®, a patented non-embryonic stem cell therapy that has shown promise in multiple areas of significant unmet clinical need, including treating cardiovascular disease, inflammatory and immune disorders, and neurological conditions.
Highlights From the Second Quarter Include:
•	Continued progress in the launch and enrollment of patients in the ulcerative colitis Phase II clinical trial of MultiStem being conducted by Pfizer Inc.;
•
Positive one-year follow-up data from our acute myocardial infarction (AMI) Phase I clinical trial, suggesting durable benefit from MultiStem treatment, presented at the Eighth International Symposium on Stem Cell Therapy and Cardiovascular Innovations in Madrid, Spain;

•
Announced promising results from the single ascending dose arm of a Phase I clinical study of MultiStem administered to individuals undergoing hematopoietic stem cell transplants for leukemia or related conditions, suggesting a substantial reduction in graft-versus-host disease (GvHD) and other benefits following MultiStem treatment;

•	Progress in preparations to launch two additional Phase II clinical trials, one to evaluate MultiStem treatment following an ischemic stroke and the other in AMI following a successful Phase I study;
•	Revenues increased to $2.4 million for the three months ended June 30, 2011 from $1.9 million in the comparable period in 2010; and
•	At June 30, 2011, we had $20.9 million in cash, cash equivalents and available-for-sale securities.

“In the second quarter of 2011, we continued to make progress in our therapeutic product development programs, and to date, have advanced four programs to clinical development with our proprietary cell therapy platform, MultiStem,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “We are very encouraged by the long-term follow-up data from our AMI Phase I study that suggests the trends observed at four months showing benefit in heart function from MultiStem treatment were continued through one year. We look forward to launching our Phase II study following completion of preparations later this year.” ”
“Additionally, the interim results from the Phase I clinical trial involving administration of MultiStem to patients being treated for leukemia and other blood borne cancers further expand our understanding of the safety profile of MultiStem, and suggest that treatment may meaningfully reduce GvHD, and also have a positive impact on other clinically important parameters. The repeated dose administration arm of the clinical trial is ongoing and enrollment is expected to be completed in 2011. With ongoing positive developments and progress in our portfolio of programs, we believe Athersys is well-positioned to continue to advance its pipeline and create significant shareholder value,” concluded Dr. Van Bokkelen.
Second Quarter Results
Revenues for the three months ended June 30, 2011 increased to $2.4 million from $1.9 million in the comparable period in 2010, primarily related to increased contract revenues from our collaborations. Research and development expenses increased to $4.4 million for the three months ended June 30, 2011 from $3.4 million in the comparable period in 2010. The increase of $1.0 million related primarily to an increase in clinical and preclinical development costs and, to a lesser extent, increases in personnel costs, other research and development costs, sponsored research costs and patent legal fees. These increases were partially offset by a decrease in stock-based compensation expense for the period.
General and administrative expenses decreased to $1.4 million for the three months ended June 30, 2011 from $1.5 million in the comparable period in 2010. Net loss for the three months ended June 30, 2011 increased to $3.2 million from a net loss of $3.1 million for the comparable period in 2010 primarily due to the increase in research and development, partially offset by the increases in revenues and other income in the 2011 period. For the six months ended June 30, 2011, we used $6.1 million in cash, and we ended the period with $20.9 million in cash, cash equivalents and available-for-sale securities.
Conference Call
As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	August 10, 2011
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	79269965
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on August 24, 2011, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 79269965.
About Athersys, Inc.
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications in the cardiovascular, neurological, inflammatory and immune disease area. The Company currently has several clinical stage programs, including for treating damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke, and inflammatory bowel disease. The Company also has developed a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE®). Athersys has forged several key strategic alliances and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.
The Athersys, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=4548
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, and the prevention of graft-versus-host disease. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: final results from the Phase I clinical trial of MultiStem for heart attack patients; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$20,913	$15,181
Other current assets	942	2,763
Equipment, net	1,205	955
Other long-term assets	28	207

Total assets	$23,088	$19,106

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,194	$3,297
Deferred revenue	4,178	6,804
Warrant liability	1,873	—
Total stockholders’ equity	12,843	9,005

Total liabilities and stockholders’ equity	$23,088	$19,106

Note:	The Condensed Consolidated Balance Sheet Data at December 31, 2010 has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues

Contract revenue	$2,140	$1,519	$4,641	$2,914
Grant revenue	295	352	784	697

Total revenues	2,435	1,871	5,425	3,611

Costs and expenses
Research and development	4,444	3,405	9,032	6,227
General and administrative	1,392	1,483	2,611	2,920
Depreciation	67	70	127	145

Total costs and expenses	5,903	4,958	11,770	9,292

Loss from operations	(3,468)	(3,087)	(6,345)	(5,681)

Interest income, net	33	57	66	118
Other income (expense), net	212	(47)	(874)	(75)

Net loss	$(3,223)	$(3,077)	$(7,153)	$(5,638)

Basic and diluted net loss per share	$(0.14)	$(0.16)	$(0.32)	$(0.30)
Weighted average shares outstanding, basic and diluted	23,502,581	18,929,333	22,693,155	18,929,333
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